Exhibit 107

Calculation of Filing Fee Table

Schedule TO

(Form Type)

Incyte Corporation

(Name of Issuer)

Incyte Corporation

(Name of Person(s) Filing Statement)

Table 1: Transaction Valuation

	Transaction valuation	Fee rate	Amount of filing fee
Fees to Be Paid	$1,672,000,000 (1)	0.00014760	$246,787.20
Fees Previously Paid	—		—
Total Transaction Valuation	$1,672,000,000 (1)
Total Fees Due for Filing			$246,787.20
Total Fees Previously Paid			—
Total Fee Offsets			—
Net Fee Due			$246,787.20

(1) Estimated solely for the purpose of determining the filing fee.